Remark Media Announces Second Quarter 2012 Earnings

Atlanta and New York, August 9, 2012 (GLOBE NEWSWIRE) -- Remark Media, Inc. (Nasdaq: MARK), a global digital media company, today reported financial results for its second quarter ended June 30, 2012.

“In 2012, Remark Media is focused on accelerating growth by transitioning from a service model to owning and operating digital brands. This strategic decision will help position Remark Media as a leading digital media company and will provide the potential to generate new revenue streams,” said Carrie Ferman, CEO of Remark Media. “The current financials reflect a company in transition and actively investing in assets that will create a diverse portfolio of websites in personal finance—the hub of which will be DimeSpring.com.”

FINANCIAL RESULTS

•

Revenue for the second quarter was $33,000, a slight increase over the first quarter due to consolidation of several days of Banks.com revenues. Revenue was down from $1.3 million in the prior year period, primarily due to the end of the service agreements with Sharecare and Discovery and a shift in the strategic direction of the company.

•	Operating expenses decreased 27% to $1.6 million compared to $2.2 million in the prior year period.

•	Net loss was $(2.2) million or $(0.34) per share compared to a net loss of $(1.0) million or $(0.19) per share in the prior year period.

•	Cash balance as of June 30, 2012 stood at $2.3 million compared to $3.0 million on June 30, 2011.

Balance Sheet Highlights. With the Banks.com merger completed, Remark Media’s total assets increased to $8.9 million as of June 30, 2012 compared to $3.7 million at December 31, 2011. The book value of our investment in Sharecare increased to $1.6 million as of June 30, 2012 compared to $0.9 million at December 31, 2011.

Operating Highlights.  DimeSpring.com is expected to transition from beta to full consumer launch in early September accompanied by an advertising launch campaign. Remark Media is also on track to re-launch Banks.com in September, an asset that has the potential to drive significant value. Future focus will be on redevelopment IRS.com and FileLater.com. In addition, in the second quarter Remark Media added key employees to its management team in the areas of product, editorial, marketing, and sales.

Sharecare Highlights.  During the quarter ending June 30, Sharecare generated $8.2 million in revenues compared to $2.9 million in the prior year period, representing 181% growth. As of June 30, Remark Media owned approximately 10.9% of the outstanding common stock of Sharecare.

MERGER TRANSACTION

On June 28, 2012, Remark Media, Inc. completed the merger contemplated by the Agreement and Plan of Merger dated as of February 26, 2012, among Remark Media and Banks.com Inc.  At the effective time of the Merger, each share of the outstanding common stock of Banks.com was converted into the right to receive 0.0258 shares of Remark Media common stock, for an aggregate of 671,332 shares of Remark Media common stock.  The outstanding shares of Banks.com preferred stock, including all accrued and unpaid dividends as of the date of closing of the Merger on such preferred stock, a Note and a Warrant, all of which were held by Daniel M. O’Donnell, former President and Chief Executive Officer of Banks.com, and his affiliates, were converted into cash in the aggregate amount of $300,000 and the right to receive 31,452 shares of Remark Media common stock.  In connection with the Merger, Banks.com issued an Amended and Restated Promissory Note in the principal amount of $125,000 to Mr. O’Donnell and his wife; the Note was settled on the effective date of the merger

CONFERENCE CALL INFORMATION

Remark will host a conference call to discuss second quarter results. The call will take place on Friday, August 10th, 2012 at 10:30am Eastern Standard Time. Please dial in at least 10 minutes early to insure that you are connected in time for the beginning of the call. Dialing instructions are:

In the United States: 1-888-778-9062

Outside the U.S: 1-913-312-1448

Passcode: 6903242

About Remark Media

Remark Media, Inc. (Nasdaq: MARK) is a global digital media company focused on creating destinations that merge engaging content with rich social interaction. Remark Media owns and operates a portfolio of digital brands in the personal finance space including DimeSpring.com, Banks.com, IRS.com and FileLater.com. The Company is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is also a founding partner and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering health and wellness questions. The Company is headquartered in Atlanta with additional operations in New York, Beijing and Sao Paulo. Additional information is available on its corporate website at remarkmedia.com.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: our losses and immediate need to raise capital; successfully developing and launching new digital media properties; the likelihood of our success in integrating and achieving the desired benefits from the Banks.com merger; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; our ability to attract traffic to and monetize our digital media properties; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Consolidated Condensed Statement of Operations
(Expressed in U.S. Dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:

Brands	$33,003	$29,534	$57,114	$66,012
Content and platform services	-	1,251,622	-	2,761,220

Total revenue	33,003	1,281,156	57,114	2,827,232

Operating expenses	1,614,631	2,210,262	3,112,875	4,963,493

Loss from operations	(1,581,628)	(929,106)	(3,055,761)	(2,136,261)

Other income(loss) including gain(loss) on equity- method investment	(590,793)	(83,504)	661,590	(529,597)

Net loss	$(2,172,421)	$(1,012,610)	$(2,394,171)	$(2,665,858)

Adjusted EBITDA Reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Loss	$(2,172,421)	$(1,012,610)	$(2,394,171)	$(2,665,858)
Add back:
Interest expense	2,441	37,026	27,125	49,368
Depreciation	27,056	60,924	52,524	129,190
Stock Compensation expense	220,774	149,085	449,957	371,750
(Gain)loss from equity investment	(592,267)	(50,734)	681,608	(481,451)

Adjusted EBITDA	$(2,514,417)	$(816,309)	$(1,182,957)	$(2,597,001)